Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-258348

Prospectus Supplement No. 2
(to prospectus dated August 24, 2021)

Up to 85,750,000 Shares of Class A Common Stock
and
Up to 1,336,329,949 Shares of Class A Common Stock
Up to 44,350,000 Warrants to Purchase Class A Common Stock
Offered by the Selling Securityholders

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated August 24, 2021 (the “Prospectus”), which forms part of our registration statement on Form S-1 (No. 333-258348) with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on September 21, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to: (1) the issuance by us of an aggregate of up to 85,750,000 shares of our common stock, par value $0.0001 per share (“Class A common stock”), consisting of (a) 41,400,000 shares of Class A common stock issuable upon exercise of the Public Warrants, (b) 42,850,000 shares of Class A common stock issuable upon exercise of the Private Placement Warrants and (c) 1,500,000 shares of Class A common stock issuable upon exercise of the Working Capital Warrants, and (2) the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”), or their permitted transferees, of (a) up to 1,336,329,949 shares of Class A common stock, consisting of (i) 1,244,157,121 issued and outstanding shares of Class A common stock, (ii) 47,822,828 shares of Class A common stock subject to vesting and/or exercise of the assumed Lucid Equity Awards and (iii) 44,350,000 shares of Class A common stock issuable upon exercise of the Private Placement Warrants and the Working Capital Warrants, and (b) 44,350,000 warrants representing the Private Placement Warrants and the Working Capital Warrants.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Terms used in this prospectus supplement but not defined herein shall have the meanings given to such terms in the Prospectus.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act and are subject to reduced public company reporting requirements. We expect that we will cease to be an emerging growth company as of December 31, 2021. As of July 23, 2021 our majority stockholder, Ayar, owned approximately 62.7% of our outstanding common stock. As a result, we are a “controlled company” within the meaning of Nasdaq rules and, as a result, qualify for exemptions from certain corporate governance requirements. Ayar also currently has the ability to nominate five of the nine directors to our Board.

You should read the Prospectus, this prospectus supplement and any additional prospectus supplement or amendment carefully before you invest in our securities. Our Class A common stock and Public Warrants are listed on The Nasdaq Stock Market LLC under the symbols “LCID” and “LCIDW,”

respectively. On September 20, 2021, the closing price of our Class A common stock was $24.07 per share and the closing price for our Public Warrants was $10.75.

Investing in our Class A common stock and warrants involves a high degree of risk. See the section titled “Risk Factors” beginning on page 8 of the Prospectus.

Neither the SEC nor any other state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

September 21, 2021

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2021

Lucid Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39408	85-0891392
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7373 Gateway Blvd Newark, CA (Address of principal executive offices)	94560 (Zip Code)

Registrant’s telephone number, including area code: (510) 648-3553

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	LCID	The Nasdaq Stock Market LLC

Warrants, each exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	LCIDW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 15, 2021, the Compensation Committee (the “Committee”) of the Board of Directors of Lucid Group, Inc. (the “Company”) approved revised compensation packages, set forth below, for certain of the Company’s senior executives, including the Company’s Chief Executive Officer, Chief Financial Officer and its other named executive officers (collectively, the “NEOs”). The new annual base salaries are effective retroactively as of August 2, 2021 and target incentive compensation levels are effective for the 2022 fiscal year.

	Base Salary	Target Incentive Compensation
Peter Rawlinson Chief Executive Officer and Chief Technology Officer	$575,000	100%
Sherry House Chief Financial Officer	$500,000	75%
Eric Bach Senior Vice President, Product and Chief Engineer	$450,000	75%
Michael Smuts Vice President, Finance	$360,000	50%

On September 15, 2021, the Committee approved the severance levels, set forth below, that will apply to certain executives, including the NEOs, under the previously approved and disclosed Lucid Group, Inc. Executive Severance Benefit Plan (the “Executive Severance Plan”). Each of the NEOs is entitled to salary continuation and payment of their health insurance premiums in the event of certain qualifying terminations of employment pursuant to the Executive Severance Plan. The NEOs are also entitled to enhanced severance entitlements in the event certain qualifying terminations occur in connection with a “change of control.”

	Salary and Benefits Continuation Not in Connection with a Change of Control	Salary and Benefits Continuation in Connection with a Change of Control
Peter Rawlinson	12 months	18 months
Sherry House	9 months	12 months
Eric Bach	9 months	12 months
Michael Smuts	6 months	9 months

The Committee also approved and adopted the Lucid Group, Inc. Vesting Acceleration Policy for Death and Disability (the “Acceleration Policy”). The Acceleration Policy provides for the accelerated vesting of all outstanding unvested time-based and performance-based equity awards, including the equity awards held by the NEOs. The Acceleration Policy will apply to all outstanding equity awards issued under any equity plan maintained by the Company or its subsidiaries, except to the extent the policy would be inconsistent with the terms or provisions of any award agreement, employment agreement, or other plan or agreement. The Acceleration Policy will also not be applicable to any equity awards granted to Mr. Rawlinson prior to the date the Acceleration Policy was adopted.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 21, 2021
LUCID GROUP, INC.

	By:	/s/ Sherry House
Name: Sherry House Title: Chief Financial Officer

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